PRICING SUPPLEMENT No. ELN2266 dated February 15, 2024 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I ETF Linked Securities
Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027
■	Linked to the iShares® 20+ Year Treasury Bond ETF (the "Fund")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:
■	If the price of the Fund increases, you will receive the face amount plus a positive return equal to 145.50% of the percentage increase in the price of the Fund from the starting price
■	If the price of the Fund decreases, you will have full downside exposure to the decrease in the price of the Fund from the starting price, and you will lose some, and possibly all, of the face amount of your securities
■	Investors may lose some, and possibly all, of the face amount
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $929.88 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$28.25	$971.75
Total	$1,100,000	$31,075	$1,068,925

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	iShares® 20+ Year Treasury Bond ETF (the "Fund").
Fund Underlying Index:	With respect to the iShares® 20+ Year Treasury Bond ETF, the ICE® U.S. Treasury 20+ Year Bond Index
Pricing Date:	February 15, 2024.
Issue Date:	February 21, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.

Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•    if the ending price is greater than the starting price: $1,000 plus:

$1,000 × fund return × upside participation rate

•    if the ending price is less than or equal to the starting price:

$1,000 + ($1,000 × fund return)

If the ending price is less than the starting price, you will have full downside exposure to the decrease in the price of the Fund from the starting price and will lose some, and possibly all, of the face amount of your securities at maturity.

Stated Maturity Date:	August 23, 2027, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$93.30, the fund closing price of the Fund on the pricing date.
Fund Closing Price:	The fund closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement.
Ending Price:	The "ending price" will be the fund closing price of the Fund on the calculation day.
Upside Participation Rate:	145.50%
Fund Return:	The "fund return" is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Calculation Day:	August 18, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").

PRS-2

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of $28.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06375MWR2

PRS-3

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Estimated Value of the Securities

Our estimated initial value of the securities on the pricing date that is set forth on the cover page of this pricing supplement, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 145.50% leveraged exposure to the upside performance of the Fund if the ending price is greater than the starting price;

▪	are willing to accept the risk that, if the ending price is less than the starting price, they will be fully exposed to the decrease in the price of the Fund from the starting price and will lose some, and possibly all, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Fund and securities held by the Fund; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending price may decrease from the starting price;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Fund;

▪	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled " iShares® 20+ Year Treasury Bond ETF " below.

PRS-6

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Price Is Less Than The Starting Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price relative to the starting price and the other terms of the securities. Because the price of the Fund will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending price is less than the starting price, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the price of the Fund from the starting price, resulting in a loss of 1% of the face amount for every 1% decline in the Fund. As a result, if the ending price is less than the starting price, you will lose some, and possibly all, of the face amount per security at maturity. This is the case even if the price of the Fund is greater than or equal to the starting price at certain times during the term of the securities.

Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Securities Provide Exposure Solely To The Fund’s Price Performance, Which Excludes All Of The Fund’s Distributions Of Interest Payments And, Therefore, An Investment In The Securities Involves Different Considerations Than A Direct Investment In The Fund.

The securities provide exposure to the price performance of the Fund, not its yield performance. The “price performance” of the Fund will depend solely on changes in the value of the bonds held by the Fund (as reflected in the Fund’s market price) and will exclude all distributions by the Fund of any interest payments on those bonds. By contrast, the overall performance of a direct investment in the Fund would reflect changes in the value of the bonds held by the Fund as well as interest payments on those bonds. We refer to the overall performance of a direct investment in the Fund, taking into account changes in bond values as well as interest payments, as its “yield performance”.

In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the Fund would be expected to be attributable primarily, if not solely, to distributions by the Fund of interest payments on the bonds held by the Fund. In these conditions, the yield performance of the Fund would be positive, but its price performance, which is the performance relevant to the securities, would be approximately zero. The price performance of the Fund would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk. In general, bond values rise when prevailing market interest rates fall and/or when perceptions of issuer creditworthiness improve. Therefore, in order for the Fund to have positive price performance, and in order for the securities to produce a positive return, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the securities (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances exist, the Fund is unlikely to have positive price performance, and if the opposite circumstances exist (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the Fund is likely to be negative. In any such case, the price performance of the Fund may be zero or negative even though the yield performance of the Fund over the same period is positive.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

PRS-8

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Fund, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

PRS-9

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the four-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this four-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Fund; interest rates; volatility of the Fund; time remaining to maturity; and dividend yields on securities held by the Fund. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Fund

An Investment In The Securities Is Subject To Concentration Risks.

The Fund invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the Fund is concentrated in the performance of bonds issued by a single issuer. Although your investment in the securities will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the Fund, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds, would significantly adversely affect the Fund. In addition, to the extent that any such decrease in demand is more concentrated in the particular U.S. Treasury bond maturities owned by the Fund, the Fund could be severely affected.

The Value Of The Fund May Be Influenced By Unpredictable Changes In The Markets And Economy Of The U.S.

The price of the Fund that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the Fund include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, inflation, employment and labor, and prevailing prices and wages;

PRS-10

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

•	the monetary system, including monetary policy, exchange rate policy, economic and tax policies, banking regulation, credit allocation and exchange controls;

•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;

•	public finance, including the budget process, any entry into or termination of any economic agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the Fund may offset or enhance the effect of another factor. Changes in the price of the Fund may adversely affect any payment on the securities.

The Fund Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.

The Fund invests in U.S. dollar-denominated fixed-income securities. The performance of the Fund that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the Fund and will not reflect interest payments on these bonds. As a result, the performance of the Fund that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by an investor in the Fund or an investor in the bonds held by the Fund. The market prices of the bonds held by the Fund are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates, and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the Fund, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The Fund holds U.S. Treasury securities with a remaining maturity of more than 20 years, and as a result, will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the Fund and the value of the Fund to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and non-U.S. capital markets.

The prices of the bonds held by the Fund are also significantly influenced by the creditworthiness of the issuer of the bonds (i.e., the U.S. government). The bonds held by the Fund may have their credit ratings downgraded or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of such bonds may suffer significant and rapid price declines. Any such decline may have a material adverse effect on the value of the Fund and the value of your securities.

The Maturity Payment Amount Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Fund. Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities held by the Fund for a period similar to the term of the securities because you will not receive any interest payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities held by the Fund would have.

•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

PRS-11

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price are set forth under "Terms of the Securities" above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Upside Participation Rate:	145.50%
Hypothetical Starting Price:	$100.00

Hypothetical Payout Profile

PRS-13

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Hypothetical Returns

Hypothetical ending price	Hypothetical fund return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$175.00	75.00%	$2,091.25	109.125%
$150.00	50.00%	$1,727.50	72.750%
$130.00	30.00%	$1,436.50	43.650%
$120.00	20.00%	$1,291.00	29.100%
$110.00	10.00%	$1,145.50	14.550%
$105.00	5.00%	$1,072.75	7.275%
$100.00	0.00%	$1,000.00	0.000%
$99.00	-1.00%	$990.00	-1.000%
$90.00	-10.00%	$900.00	-10.000%
$80.00	-20.00%	$800.00	-20.000%
$70.00	-30.00%	$700.00	-30.000%
$60.00	-40.00%	$600.00	-40.000%
$50.00	-50.00%	$500.00	-50.000%
$25.00	-75.00%	$250.00	-75.000%
$0.00	-100.00%	$0.00	-100.000%

(1)	The fund return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-14

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical fund return (ending price – starting price)/starting price:	10.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to:

$1,000 × fund return × upside participation rate

$1,000 × 10.00% × 145.50%

= $145.50

On the stated maturity date you would receive $1,145.50 per security.

Example 2. Maturity payment amount is less than the face amount:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical fund return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + ($1,000 × fund return)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date you would receive $500.00 per security.

PRS-15

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

iShares® 20+ Year Treasury Bond ETF

Historical Information

We obtained the closing prices of the iShares® 20+ Year Treasury Bond ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2019 to February 15, 2024. The closing price on February 15, 2024 was $93.30. The historical performance of the Fund should not be taken as an indication of its future performance of the during the term of the securities.

PRS-16

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

We have derived the following information regarding the Fund and the Fund Underlying Index from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates have made any due diligence inquiry with respect to the Fund or the Fund Underlying Index in connection with the offering of the securities.

The selection of the Fund and the Fund Underlying Index is not a recommendation to invest in this asset. Neither we nor any of our affiliates make any representation to you as to the performance of the Fund or the Fund Underlying Index. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Fund may be obtained through the SEC’s website at http://www.sec.gov.

iShares® 20+ Year Treasury Bond ETF

The Fund seeks to achieve a return that corresponds generally to the price and yield performance, before fees and expenses, of the ICE® U.S. Treasury 20+ Year Bond Index (the “Fund Underlying Index”). The shares of the Fund are issued by the iShares® Series Trust, a registered investment company. BlackRock Fund Advisors (“BFA”) currently serves as investment advisor to the Fund. The Fund trades on the Nasdaq under the ticker symbol “TLT”.

Investment Objective and Strategy

In seeking to track the performance of the Fund Underlying Index, the Fund employs a representative sampling strategy, which means that the Fund invests in a representative sample of securities that collectively has an investment profile similar to that of the Fund Underlying Index. Unlike many investment companies, the Fund does not try to “beat” the Fund Underlying Index, and does not seek temporary defensive positions when markets decline or appear overvalued. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market value and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the Fund Underlying Index. The Fund may or may not hold all of the securities in the Fund Underlying Index.

The Fund will invest at least 80% of its assets in the component securities of the Fund Underlying Index, and the Fund will invest at least 90% of its assets in U.S. Treasury securities that BFA believes will help the Fund track the Fund Underlying Index. The Fund will invest no more than 10% of its assets in futures, options and swaps contracts that BFA believes will help the Fund track the Fund Underlying Index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating the percentage of investments included in the Fund Underlying Index.

The Fund may lend securities representing up to one-third of the value of the Fund’s total assets (including the value of any collateral received).

ICE® U.S. Treasury 20+ Year Bond Index

The Fund Underlying Index is sponsored by ICE Data Indices, LLC (the “Fund Underlying Index Sponsor”). The Fund Underlying Index is market capitalization weighted and is designed to measure the performance of U.S. dollar-denominated, fixed-rate U.S. Treasuries with a minimum term to maturity greater than or equal to 20 years.

Eligibility Criteria and Inclusion Rules

Qualifying securities must be U.S. Treasury issued debt, be denominated in U.S. dollars, have a minimum term to maturity of greater than 20 years at the rebalancing date, have a fixed-rate coupon, and have $300 million or more of outstanding face value excluding amounts held by the Federal Reserve’s System Open Market Account. The amount outstanding for all qualifying securities is adjusted by subtracting the amounts held by the Federal Reserve’s System Open Market Account (the “adjusted amount outstanding”). The following securities are excluded from the Fund Underlying Index: issues that have been stripped from coupon-paying bonds ("zero-coupon STRIPs"), inflation-linked securities, floating-rate notes, cash management bills, Treasury bills, and any government agency debt issued with or without a government guarantee.

Index Calculation

The total market value of the Fund Underlying Index at any time is the sum of the market value of each constituent plus any intra-month cash from coupon payments or principal repayments and the weight for the constituent. The market value of a constituent is based on the adjusted amount outstanding. Cash that has accrued intra-month from interest and principal payments by the Fund Underlying Index earns no reinvestment return during the month. Accumulated cash (from coupon and principal payments) are removed from the Fund Underlying Index at month-end and reinvested pro rata across the entire Fund Underlying Index. Calculations are performed daily, using bid prices at 3 p.m. Eastern Time. If the last business day of the month falls on a weekend or a public holiday in the U.S. market, prices from the previous business day are used. Return calculations are computed through the end of the calendar month.

PRS-17

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

Index Maintenance

The composition of the Fund Underlying Index is rebalanced at each month-end. The Fund Underlying Index is not adjusted for securities that become eligible or ineligible for inclusion during the month. Any such changes are incorporated when the Fund Underlying Index is rebalanced, which is published on the third business day prior to the end of the month, and made effective from the first day of the following month.

Qualifying securities issued on or before the month-end rebalancing date may qualify for inclusion. When issued Treasuries are included in the rebalancing process with a price of $100 until replaced with an evaluated price as soon as available after auction day.

PRS-18

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due August 23, 2027

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held your securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders" in the underlying product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities (for example, upon the Fund rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Issuer in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Issuer, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Issuer of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will be executed, authenticated, issued and delivered, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Issuer's Form 6-K dated May 26, 2022.

PRS-20